SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
December 15, 2015
Date of Report (Date of earliest event reported)
RED LION HOTELS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Washington	001-13957	91-1032187
(State or Other Jurisdiction	(Commission file number)	(I.R.S. Employer
of Incorporation)		Identification No.)

201 W. North River Drive
Suite 100
Spokane, Washington 99201
(Address of Principal Executive Offices, Zip Code)
(509) 459-6100
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
o     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02    Termination of a Material Definitive Agreement.
On December 15, 2015, Red Lion Hotels Corporation (RLHC) redeemed all of its outstanding 9.5% Junior Subordinated Debentures Due February 24, 2044 (the debentures) for a redemption price equal to $31,434,828.28, consisting of principal in the amount of $30,824,755.00 and accrued distributions in the amount of $610,073.28. Immediately following the redemption, Wilmington Trust Company, the trustee under the Indenture for the Debentures dated as of February 24, 2004 (the indenture), delivered to RLHC a written Satisfaction and Discharge of Indenture acknowledging that RLHC's obligations under the indenture and the debentures have been satisfied and canceling the indenture and the debentures.
The debentures were held by Red Lion Hotels Capital Trust (the trust), a Delaware statutory trust sponsored by RLHC. Following redemption of the Debentures, the trustees of the trust applied the redemption proceeds as follows to liquidate all of the outstanding securities of the trust:

Securities	Liquidation Amount	Accrued Distributions	Total
9.5% Trust Preferred Securities (NYSE: RLH-pa)	$29,900,000.00	$591,770.83	$30,491,770.83
9.5% Trust Common Securities	924,755.00	18,302.45	943,057.45
	$30,824,755.00	$610,073.28	$31,434,828.28
RHLC held the trust common securities and received all of the proceeds from their liquidation.
In connection with the liquidation of these securities, RLHC recognized a loss of $1.7 million for the early termination of debt. The loss primarily related to the write off of unamortized debt issuance costs paid by RLHC at the inception of the trust.
The liquidation of these securities automatically terminated RLHC’s guarantees with respect to these securities.
Following the liquidation of these securities, a certificate of cancellation with respect to the trust was filed with the Delaware Secretary of State, and the trust dissolved.

SIGNATURE
Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 17, 2015
RED LION HOTELS CORPORATION
	By:	/s/ James A. Bell
James A. Bell
Executive Vice President and Chief Financial Officer

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